Exhibit 99.1

Contacts:
Jeff Walraven	Tripp Sullivan
EVP & Chief Financial Officer	SCR Partners
(615) 627-4712	(615) 760-1104 IR@medequities.com

MEDEQUITIES REALTY TRUST REPORTS FIRST QUARTER 2017 RESULTS

NASHVILLE, Tenn., May 8, 2017 – MedEquities Realty Trust, Inc. (NYSE: MRT) (the “Company”) today announced its consolidated financial results for the quarter ended March 31, 2017 and other recent developments. A comparison of the reported amounts per share for the first quarter of 2017 to prior periods has been affected by an increase in the common stock outstanding resulting from the completion of, and the use of proceeds from, the Company’s initial public offering (the “IPO") in October 2016, as discussed below.

Highlights

•

Reported results for the first quarter of 2017 attributable to common stockholders of net income of $0.14 per diluted common share; Funds from Operations (“FFO”) of $0.26 per diluted common share; and Adjusted FFO (“AFFO”) of $0.27 per diluted common share.

•

Reaffirmed guidance for 2017 results attributable to common stockholders of net income of $0.60 to $0.64 per diluted common share; FFO of $1.07 to $1.13 per diluted common share; and AFFO of $1.09 to $1.15 per diluted common share.

•

Committed up to $11.0 million to Fundamental Healthcare to fund their expansion of the 130-bed Mountain’s Edge Hospital in Las Vegas and signed a new master lease on all four facilities operated by Fundamental subsidiaries with term extensions to 2029 and 2032 and an increased lease rate.

•

Amended its secured credit facility, which, among other things, increased its size to $425 million through the addition of a five-year $125 million term loan, lowered facility borrowing costs and extended the maturity of the $300 million revolving credit facility to February 2021, providing substantial flexibility to its capital structure.

•

Completed a $12.5 million investment in an acute care surgical hospital in Houston, Texas in the form of a newly originated interest-only loan with an interest rate of 9.6% and an exclusive option to convert to fee-simple ownership as early as October 2017.

•	Declared a regular cash dividend of $0.21 per share for the first quarter of 2017.

John W. McRoberts, the Company’s Chief Executive Officer and Chairman, noted, “We continue to source attractive growth opportunities for an evolving investment pipeline that is expected to contribute to our growth during 2017. Our negotiations are focusing on acute care and skilled nursing facilities of both new and existing operators with small portfolios and single-property transactions. We have remained disciplined in allocating capital to investments backed by strong local and regional operators that are more nimble and better equipped to navigate today’s healthcare environment. The positive trend in our portfolio results demonstrates the benefits of this strategy.”

Financial Results for the First Quarter of 2017

The completion of the IPO in October 2016 provided the Company with a meaningfully different and simplified capital structure compared to prior periods.  The IPO net proceeds were used to redeem all outstanding preferred stock, including a $6.3 million redemption premium, and pay down borrowings on the Company’s secured credit facility.

The Company believes the use of IPO proceeds and related higher share count, combined with the impact from the replacement of the tenant at Lakeway Hospital with Baylor Scott & White Health (“BSW Health”) effective September 1, 2016, makes year-over-year comparisons less meaningful, particularly on a per share basis.

Net income attributable to common stockholders for the quarter ended March 31, 2017 was $4.5 million, or $0.14 per diluted common share, compared with net income attributable to common stockholders of $1.0 million, or $0.09 per diluted common share, for the same period in 2016.  Consolidated total revenues for the quarter ended March 31, 2017 were $14.3 million, compared with $14.8 million for the same period in 2016.  Total revenues for the quarter ended March 31, 2016 included approximately $0.9 million in additional revenues from Lakeway Hospital for deferred rent due under the lease with the prior tenant.  The difference was partially offset by the $0.2 million in additional interest on the new mortgage note investment in the first quarter of 2017.

FFO for the quarter ended March 31, 2017 was $8.1 million, or $0.26 per diluted common share, compared with $4.7 million, or $0.43 per diluted common share, for the same period in 2016. FFO was positively impacted by the elimination of preferred stock dividends totaling approximately $2.5 million and lower interest expense of approximately $1.6 million.  These increases were partially offset by lower total revenues attributable to the Company of approximately $0.3 million and higher general and administrative expenses of approximately $0.4 million.

AFFO for the quarter ended March 31, 2017 was $8.6 million, or $0.27 per diluted common share, compared with $5.5 million, or $0.50 per diluted share, for the same period in 2016, as a result of the elimination of the preferred stock dividends and lower cash interest expense of approximately $1.2 million, partially offset by lower total revenues, excluding straight-line rent, attributable to the Company of approximately $0.4 million.

Secured Revolving Credit Facility

As previously announced, the Company closed on a new $425 million secured credit facility on February 10, 2017.  The amended and restated credit agreement provides for a $300 million secured revolving credit facility and a $125 million secured term loan. The amended credit facility replaced the Company’s $300 million secured revolving credit facility, which was scheduled to mature in November 2017. Amounts outstanding under the amended credit facility bear interest at LIBOR plus a margin between 1.75% and 3.00%, depending on the Company’s leverage, for both the revolving credit facility and the term loan. The revolving credit facility matures in February 2021, with one 12-month extension option, and the term loan matures in February 2022.

Investments

As of March 31, 2017, the Company had gross real estate investments totaling approximately $517.5 million, which was comprised of $495.0 million in 24 healthcare facilities and $22.5 million in two mortgage notes receivable collateralized by healthcare-related real estate.

Investment Activity

As previously announced, the Company made a $12.5 million investment in Advanced Diagnostics Hospital East, an acute care surgical hospital in Houston, Texas. The investment is in the form of a newly originated interest-only loan with an interest rate of 9.6% and secured by a first mortgage on the hospital. Beginning on October 1, 2017, the Company will have the exclusive option to purchase the hospital for $12.5 million and enter into a 15-year triple-net lease at an initial annual lease rate of 9.6% with annual escalators. During the term of the lease, the Company will have the right of first refusal to acquire and/or the option to fund any new medical facility development involving the hospital or its management team. The interest-only loan matures in the first quarter of 2018, with automatic extensions until September 30, 2019 if the Company does not exercise its purchase option prior to maturity.

In April 2017, the Company entered into a new master lease arrangement, effective March 20, 2017, with a subsidiary of Fundamental Healthcare (”Fundamental”) for four facilities and guaranteed by THI of Baltimore.  These facilities were previously leased to subsidiaries of Fundamental under separate triple-net leases.  Pursuant to the master lease, the Company also agreed to make available up to a maximum amount of $11.0 million for Fundamental’s expansion of the 130-bed Mountain’s Edge Hospital, an acute care hospital in Las Vegas, Nevada.

In addition to Mountain’s Edge Hospital, the remaining facilities covered by the master lease include the 39-bed Horizon Specialty Hospital of Henderson, a long-term acute care hospital in Las Vegas, Nevada, the 120-bed Physical Rehabilitation and Wellness Center of Spartanburg, a skilled nursing facility in Spartanburg, South Carolina, and the 142-bed Mira Vista Court, a skilled nursing facility in Fort Worth, Texas.

The new master lease provides for an initial aggregate annualized base rent of $8.5 million. Base rents will increase by the lesser of the percentage increase in the consumer price index and 1.5% on the first three anniversaries of the master lease and, on each anniversary thereafter, by 2.0%. The initial term of the master lease for each property was reset, with the Mountain’s Edge and Horizon hospitals having initial terms of 15 years with expirations in 2032, and the two skilled nursing facilities having initial terms of 12 years with expirations in 2029, each with two five-year renewal options.

Quarterly Distributions to Common Stockholders

On May 3, 2017, the Company’s Board of Directors declared a cash dividend of $0.21 per share for the first quarter of 2017. The dividend will be paid on May 31, 2017 to stockholders of record as of May 17, 2017.

Guidance for 2017

The Company reaffirmed its previously issued guidance ranges for the year ending December 31, 2017: net income attributable to common stockholders in a range of $0.60 to $0.64 per diluted common share; FFO in a range of $1.07 to $1.13 per diluted common share; and AFFO in a range of $1.09 to $1.15 per diluted common share.

A reconciliation of projected net income attributable to common stockholders per diluted share to projected FFO and AFFO per diluted share is provided as follows:

	Full Year
	2017 Range
	Low	High
Net income attributable to common stockholders	$0.60	$0.64
Add: Real estate depreciation & amortization, net of noncontrolling interest (1)	0.47	0.49
FFO attributable to common stockholders	1.07	1.13
Stock-based compensation expense	0.11	0.11
Deferred financing costs amortization	0.03	0.03
Straight-line rental income, net of noncontrolling interest (2)	(0.14)	(0.14)
Other adjustments (3)	0.02	0.02
AFFO attributable to common stockholders	$1.09	$1.15

______________________________

(1) Includes $0.04 to $0.06 of real estate depreciation related to $150 million of assumed acquisitions.

(2) Includes $(0.02) of straight-line rental income related to $150 million of assumed acquisitions.

(3) Includes adjustments for non-real estate depreciation, straight-line rent expense and estimated expenditures at the Company’s medical office building.

The Company’s guidance for 2017 is based on the following assumptions:

•	Cash general and administrative expenses of $8.7 million to $9.0 million
•	Acquisitions of $150 million with initial cash yields of 8.50% to 9.00%, all funded under our existing revolving credit facility
•

Approximate per share impact of the $150 million of acquisitions to net income, FFO and AFFO of $0.05 to $0.08, $0.09 to $0.14 and $0.07 to $0.12, respectively, which depends on the timing of acquisitions

•	Interest expense of approximately $8.6 million to $9.1 million, including approximately $1.0 million in amortization of deferred financing costs
•	Weighted average diluted share count of 31.76 million

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, on May 9, 2017 at 10:00 a.m. Central Time. The number to call for this interactive teleconference is (412) 542-4116. A replay of the call will be available through May 16, 2017 by dialing (412) 317-0088 and entering the replay access code, 10105005.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.medequities.com. The online replay will be available approximately one hour after the end of the call and archived for approximately twelve months.

About MedEquities Realty Trust, Inc.

MedEquities Realty Trust (NYSE: MRT) is a self-managed and self-administered real estate investment trust that invests in a diversified mix of healthcare properties and healthcare-related real estate debt investments. The Company’s management team has extensive industry experience in acquiring, owning, developing, financing, operating, leasing and monetizing many types of healthcare properties and portfolios. MedEquities’ strategy is to become an integral capital partner with high-quality and growth-oriented facility-based providers of healthcare services on a nationwide basis, primarily through net-leased real estate investment. For more information, please visit www.medequities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about the Company’s 2017 guidance and related assumptions, strategic plans and objectives, potential property acquisitions and investments, anticipated capital expenditures (and access to capital), amounts of anticipated cash distributions to our stockholders in the future and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” and variations of these words and other similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and/or could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2017, and other documents filed by the Company with the SEC. You are cautioned to not place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results.

MedEquities Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Real estate properties
Land	$39,584	$39,584
Building and improvements	441,100	440,927
Intangible lease assets	11,387	11,387
Furniture, fixtures, and equipment	2,976	2,976
Less accumulated depreciation and amortization	(29,777)	(26,052)
Total real estate properties, net	465,270	468,822

Mortgage notes receivable, net	22,417	9,915
Cash and cash equivalents	7,806	9,509
Other assets, net	33,202	31,507
Total Assets	$528,695	$519,753

Liabilities and Equity
Liabilities
Debt, net	$155,699	$144,000
Accounts payable and accrued liabilities	14,414	15,244
Deferred revenue	1,365	2,251
Total liabilities	171,478	161,495

Commitments and contingencies
Equity
Common stock, $0.01 par value. Authorized 400,000 shares; 31,775 and 31,757 issued and outstanding at March 31, 2017 and December 31, 2016, respectively	314	314
Additional paid in capital	373,518	372,615
Dividends declared	(47,719)	(40,951)
Retained earnings	28,305	23,774
Accumulated other comprehensive income	370	-
Total MedEquities Realty Trust, Inc. stockholders' equity	354,788	355,752
Noncontrolling interest	2,429	2,506
Total equity	357,217	358,258
Total Liabilities and Equity	$528,695	$519,753

MedEquities Realty Trust, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three months ended March 31,
	2017	2016

Revenues
Rental income	$13,839	$14,604
Interest on mortgage notes receivable	433	229
Interest on notes receivable	10	15
Total revenues	14,282	14,848
Expenses
Depreciation and amortization	3,618	3,659
Property related	352	321
Acquisition related	66	17
Franchise, excise and other taxes	86	105
General and administrative	3,171	2,771
Total operating expenses	7,293	6,873
Operating income	6,989	7,975

Other income (expense)
Interest and other income	1	1
Interest expense	(1,515)	(3,125)
	(1,514)	(3,124)

Net income	$5,475	$4,851
Less: Preferred stock dividends	-	(2,465)
Less: Net income attributable to noncontrolling interest	(944)	(1,355)
Net income attributable to common stockholders	$4,531	$1,031

Net income attributable to common stockholders per share
Basic and diluted	$0.14	$0.09

Weighted average shares outstanding
Basic	31,415	10,959
Diluted	31,415	11,054

Dividends declared per common share	$0.21	$-

Non-GAAP Financial Measures

We consider the following non-GAAP financial measures useful to investors as key supplemental measures of our performance: funds from operations attributable to common stockholders (“FFO”) and adjusted fund from operations attributable to common stockholders (“AFFO”).

Funds from Operations

FFO is a non-GAAP measure used by many investors and analysts that follow the real estate industry. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), represents net income (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Noncontrolling interest amounts represent adjustments to reflect only our share of depreciation and amortization. We compute FFO in accordance with NAREIT’s definition, which may differ from the methodology for calculating FFO, or similarly titled measures, used by other companies.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. We believe that the presentation of FFO provides useful information to investors regarding our operating performance by excluding the effect of real-estate related depreciation and amortization, gains or losses from sales for real estate, including impairments, extraordinary items and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting, and that FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders.

Our calculation of FFO may not be comparable to measures calculated by other companies that do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. FFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Adjusted Funds from Operations

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations.  To calculate AFFO, we further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, non-real estate-related depreciation and amortization (including amortization of lease incentives and tenant allowances), stock-based compensation expenses, and any other non-comparable or non-operating items, that do not relate to the operating performance of our properties.  To calculate AFFO, we also adjust FFO to remove the effect of straight-line rent revenue, which represents the recognition of net unbilled rental income expected to be collected in future periods of a lease agreement that exceeds the actual contractual rent due periodically from tenants for their use of the leased real estate under each lease. Noncontrolling interest amounts represent adjustments to reflect only our share of straight line rent revenue.

Our calculation of AFFO may differ from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

MedEquities Realty Trust, Inc.
Reconciliations of FFO and AFFO
(in thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,
	2017	2016
Net income attributable to common stockholders	$4,531	$1,031
Real estate depreciation and amortization, net of noncontrolling interest	3,536	3,705
FFO attributable to common stockholders	8,067	4,736
Acquisition costs on completed acquisitions	-	16
Stock-based compensation expense	956	647
Deferred financing costs amortization	322	747
Non-real estate depreciation and amortization	152	9
Straight-line rent expense	40	42
Straight-line rent revenue, net of noncontrolling interest	(969)	(653)
AFFO attributable to common stockholders	$8,568	$5,544

Weighted average shares outstanding- earnings per share
Basic	31,415	10,959
Diluted	31,415	11,054

Net income attributable to common stockholders per share
Basic and diluted	$0.14	$0.09

Weighted average common shares outstanding- FFO and AFFO
Basic	31,415	10,959
Diluted	31,566	11,054

FFO per common share
Basic and diluted	$0.26	$0.43

AFFO per common share
Basic	$0.27	$0.51
Diluted	$0.27	$0.50